Exhibit 99.7

LAST UPDATE: 10-22-04

Pinnacle West Capital Corporation
Earnings Variance Explanations
For Periods Ended September 30, 2004 and 2003

     This discussion explains the changes in our consolidated earnings for the three and nine-month periods ended September 30, 2004 and 2003. Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2004 and 2003 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 on or before November 9, 2004. We have reclassified certain prior period amounts to conform to our current period presentation. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

Earnings Contribution by Business Segment

     We have three principal business segments (determined by services and the regulatory environment):

•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electricity service to “Native Load” customers) and related activities, and includes electricity generation, transmission and distribution;

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.

     The following table summarizes net income by segment for the three and nine months ended September 30, 2004 and the comparable prior-year periods (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Regulated electricity	$90	$108	$146	$158
Marketing and trading	8	(7)	25	8
Real estate	4	7	10	10
Other (a)	2	1	25	5

Income from continuing operations	104	109	206	181
Discontinued operations – net of tax	1	1	3	10

Net income	$105	$110	$209	$191

(a)	The nine months ended September 30, 2004 includes a $35 million gain ($21 million after-tax) related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns.

General

     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. Our real estate segment gross margin refers to real estate revenues less real estate operations costs of SunCor.

     In accordance with the 1999 regulatory settlement approved by the Arizona Corporation Commission, we completed amortizing substantially all of our regulatory assets related to the 1999 Settlement Agreement as of June 30, 2004.

Operating Results – Three-month period ended September 30, 2004 compared with the three-month period ended September 30, 2003

     Our consolidated net income for the three months ended September 30, 2004 was $105 million compared with $110 million for the prior-year period. The $5 million decrease in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $18 million primarily due to increased operations and maintenance costs related to customer service and personnel costs, the effects of weather on retail sales, increased purchased power and fuel costs due to higher fuel and power prices, and increased costs related to new power plants placed in service in mid-2003 and mid-2004. These negative factors were partially offset by lower replacement power costs due to fewer unplanned outages, the absence of regulatory asset amortization, and the benefit of customer growth.

•	Marketing and Trading Segment – Net income increased approximately $15 million primarily due to higher forward and realized prices for wholesale sales of electricity.

     Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Lower replacement power costs due to fewer unplanned outages, partially offset by higher prices for replacement power	$24	$14
Higher retail sales volumes due to customer growth, excluding weather effects	17	10
Effects of weather on retail sales	(20)	(12)
Increased purchased power and fuel costs due to higher fuel and power prices	(11)	(6)

Net increase in regulated electricity segment gross margin	10	6

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	11	7
Higher realized margins on energy trading primarily due to higher electricity prices	9	5
Increase in generation sales other than Native Load due to higher sales volumes and higher unit margins, including sales from new power plants in service	5	3
Lower unit margins and lower competitive retail sales in California by APS Energy Services	(2)	(1)

Net increase in marketing and trading segment gross margin	23	14

Net increase in regulated electricity and marketing and trading segments’ gross margins	33	20
Higher operations and maintenance expense primarily related to higher customer service costs, new power plants in service and personnel costs	(27)	(16)
Lower real estate margins due to decreased land sales	(4)	(2)
Depreciation and amortization decreases (increases):
Absence of regulatory asset amortization	21	13
New power plants in service	(4)	(2)
Increased delivery and other assets	(4)	(2)
Lower income resulting from APS’ return to the AFUDC method of capitalizing construction finance costs in the third quarter of 2003	(5)	(8)
Interest expense net decreases (increases):
New power plants in service	(6)	(4)
Lower other debt balances	3	2
Higher property taxes due to increased plant in service	(3)	(2)
Lower income tax credits	—	(4)

Net increase (decrease) in net income	$4	$(5)

     The increase in net costs (primarily interest expense, depreciation and operations and maintenance expense, net of gross margin contributions) related to new power plants placed in service in mid-2003 and mid-2004 by Pinnacle West Energy totaled approximately $6 million after income taxes in the three months ended September 30, 2004, compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $3 million higher for the three months ended September 30, 2004 compared with the prior-year period, primarily as a result of:

•	a $38 million increase in retail sales volumes related to customer growth and higher average usage, excluding weather effects;

•	a $44 million decrease in retail revenues related to weather; and

•	a $9 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $46 million higher for the three months ended September 30, 2004 compared with the prior-year period, primarily as a result of:

•	a $31 million increase from generation sales other than Native Load primarily due to sales volumes and higher wholesale market prices;

•	$13 million of higher realized energy trading revenues primarily due to higher electricity prices;

•	$11 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity; and

•	a $9 million decrease from lower competitive retail sales in California by APS Energy Services.

Other Revenues

     Other revenues were $7 million higher for the three months ended September 30, 2004 compared with the prior year period primarily due to higher non-commodity revenues at APS Energy Services.

Operating Results – Nine-month period ended September 30, 2004 compared with the nine-month period ended September 30, 2003

     Our consolidated net income for the nine months ended September 30, 2004 was $209 million compared with $191 million for the prior-year period. The $18 million increase in the period-to-period comparison reflects the following changes in earnings by segment:

•	Regulated Electricity Segment – Net income decreased approximately $12 million primarily due to higher costs related to new power plants placed in service in mid-2003 and mid-2004, increased operations and maintenance costs related to customer service and personnel costs, higher depreciation, property taxes and interest expense related to increased delivery and other assets, a retail electricity price reduction, the effects of weather on retail sales, and increased fuel and purchased power costs due to higher fuel and power prices. These negative factors were partially offset by lower regulatory asset amortization, the benefit of customer growth, lower interest expense due to lower balances and rates, and lower replacement power costs due to fewer unplanned outages.

•	Marketing and Trading Segment – net income increased approximately $17 million primarily due to higher forward and realized prices for wholesale electricity, partially offset by lower margins in California of APS Energy Services.

•	Real Estate Segment – Net income decreased approximately $5 million primarily due to the 2003 gain on the sale of SunCor’s water utility company, which was reported as discontinued operations.

•	Other Segment – Net income increased approximately $18 million primarily due to a gain at El Dorado related to the sale of El Dorado’s limited partnership interest in the Phoenix Suns, which resulted in an after-tax gain of $21 million.

     Additional details on the major factors that increased (decreased) income from continuing operations and net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Higher retail sales volumes due to customer growth, excluding weather effects	$41	$25
Lower replacement power costs due to fewer unplanned outages	7	4
Retail electricity price reduction effective July 1, 2003	(13)	(8)
Effects of weather on retail sales	(10)	(6)
Increased purchased power and fuel costs due to higher fuel and power prices	(10)	(6)
Miscellaneous factors, net	(3)	(2)

Net increase in regulated electricity segment gross margin	12	7

Marketing and trading segment gross margin:
Higher mark-to-market gains on contracts for future delivery due to higher forward prices for wholesale electricity	22	13
Higher realized margins on energy trading primarily due to higher electricity prices	17	10
Increase in generation sales other than Native Load due to higher sales volumes and higher unit margins, including sales from new power plants in service	6	4
Lower unit margins and lower competitive retail sales in California by APS Energy Services	(19)	(11)

Net increase in marketing and trading segment gross margin	26	16

Net increase in regulated electricity and marketing and trading segments’ gross margins	38	23
Higher other income net of other expense primarily due to the sale of El Dorado’s limited partnership interest in the Phoenix Suns	37	22
Higher operations and maintenance expense primarily related to customer service costs, new power plants in service and personnel costs	(29)	(17)
Interest expense net decreases (increases):
New power plants in service	(19)	(11)
Increased delivery and other assets	(7)	(6)
Lower other debt balances and rates	14	8
Depreciation and amortization decreases (increases):
Decreased regulatory asset amortization	47	28
New power plants in service	(14)	(8)
Increased delivery and other assets	(15)	(9)
Higher property taxes due to increased plant in service	(10)	(6)
Lower income tax credits	—	(2)
Miscellaneous items, net	5	3

Net increase in income from continuing operations	$47	25

Discontinued operations		(7)

Net increase in net income		$18

     The increase in net costs (primarily interest expense, depreciation and operations and maintenance expense, net of gross margin contributions) related to new power plants placed in service in mid-2003 and mid-2004 by Pinnacle West Energy totaled approximately $21 million after income taxes in the nine months ended September 30, 2004, compared with the prior-year period.

Regulated Electricity Segment Revenues

     Regulated electricity segment revenues were $60 million higher for the nine months ended September 30, 2004 compared with the prior-year period, primarily as a result of:

•	a $86 million increase in retail revenues related to customer growth and higher average usage, excluding weather effects;

•	a $27 million decrease in retail revenues related to weather;

•	a $13 million decrease in retail revenues related to a reduction in retail electricity prices; and

•	a $14 million increase due to miscellaneous factors.

Marketing and Trading Segment Revenues

     Marketing and trading segment revenues were $31 million higher for the nine months ended September 30, 2004 compared with the prior-year period, primarily as a result of:

•	$22 million in higher mark-to-market gains for future-period deliveries primarily as a result of higher forward prices for wholesale electricity;

•	$17 million of higher energy trading revenues primarily due to higher electricity prices;

•	a $7 million increase from generation sales other than Native Load primarily due to higher wholesale market prices; and

•	a $15 million decrease from lower competitive retail sales in California by APS Energy Services.

Real Estate Segment Revenues

     Real estate segment revenues were $21 million higher for the nine months ended September 30, 2004 compared with the prior year period primarily as a result of increased home and commercial property sales partially offset by decreased land sales.

Other Revenues

     Other revenues were $16 million higher for the nine months ended September 30, 2004 compared with the prior year period primarily due to higher non-commodity revenues at APS Energy Services.

Discontinued Operations

     In 2003, SunCor sold its water utility company. The amounts of the gain on the sale and operating income of the water utility company are classified as discontinued operations on our Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 2004 and 2003.

     In July 2004, we entered into an agreement to sell our investment in NAC Holding Inc. and NAC International Inc. (NAC). The transaction is expected to close later this year and result in an after-tax gain of approximately $6 million, which will be classified as discontinued operations. Due to the pending sale of NAC, all revenues and expenses for NAC have been reclassified to discontinued operations for the three months and nine months ended September 30, 2004 and 2003 on our Condensed Consolidated Statements of Income.

     The following chart provides a summary of SunCor and NAC income from discontinued operations (after income taxes) for the three and nine months ended September 30, 2004 and the comparable prior periods (dollars in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
SunCor	$1	$—	$2	$6
NAC	—	1	1	4

Total income from discontinued operations	$1	$1	$3	$10

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	September 30,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$670,559	$667,400	$3,159	0.5%	B
Marketing and trading segment	128,563	82,558	46,005	55.7%	B
Real estate segment	75,072	75,009	63	0.1%	B
Other revenues	12,585	6,035	6,550	108.5%	B

Total	886,779	831,002	55,777	6.7%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	202,156	208,757	(6,601)	3.2%	B
Marketing and trading segment purchased power and fuel	107,377	84,195	23,182	27.5%	W
Operations and maintenance	160,765	133,852	26,913	20.1%	W
Real estate segment operations	67,079	63,196	3,883	6.1%	W
Depreciation and amortization	97,349	110,242	(12,893)	11.7%	B
Taxes other than income taxes	31,649	28,206	3,443	12.2%	W
Other expenses	9,568	5,193	4,375	84.2%	W

Total	675,943	633,641	42,302	6.7%	W

Operating Income	210,836	197,361	13,475	6.8%	B

Other
Allowance for equity funds used during construction	(1,327)	11,194	(12,521)	111.9%	W
Other income	2,836	5,533	(2,697)	48.7%	W
Other expense	(4,568)	(5,791)	1,223	21.1%	B

Total	(3,059)	10,936	(13,995)	128.0%	W

Interest Expense
Interest charges	49,497	52,527	(3,030)	5.8%	B
Capitalized interest	(4,506)	(2,851)	(1,655)	58.0%	B

Total	44,991	49,676	(4,685)	9.4%	B

Income From Continuing Operations Before Income Taxes	162,786	158,621	4,165	2.6%	B
Income Taxes	58,900	49,961	8,939	17.9%	W

Income From Continuing Operations	103,886	108,660	(4,774)	4.4%	W
Income from Discontinued Operations
Net of Income Tax Expense	1,514	1,388	126	9.1%	B

Net Income	$105,400	$110,048	$(4,648)	4.2%	W

Weighted-Average Common Shares Outstanding — Basic	91,357	91,271	86	0.1%
Weighted-Average Common Shares Outstanding — Diluted	91,491	91,467	24	0.0%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$1.14	$1.19	$(0.05)	4.2%	W
Net Income — Basic	$1.15	$1.21	$(0.06)	5.0%	W
Income From Continuing Operations — Diluted	$1.14	$1.19	$(0.05)	4.2%	W
Net Income — Diluted	$1.15	$1.20	$(0.05)	4.2%	W

Certain prior year amounts have been restated to conform to the 2004 presentation.

B — Better
W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	NINE MONTHS ENDED
	September 30,		Increase (Decrease)
	2004	2003	Amount	Percent
Operating Revenues
Regulated electricity segment	$1,605,952	$1,545,829	$60,123	3.9%	B
Marketing and trading segment	332,186	300,439	31,747	10.6%	B
Real estate segment	193,965	172,886	21,079	12.2%	B
Other revenues	32,904	16,774	16,130	96.2%	B

Total	2,165,007	2,035,928	129,079	6.3%	B

Operating Expenses
Regulated electricity segment purchased power and fuel	442,409	394,373	48,036	12.2%	W
Marketing and trading segment purchased power and fuel	269,261	263,201	6,060	2.3%	W
Operations and maintenance	437,126	408,488	28,638	7.0%	W
Real estate segment operations	177,374	157,297	20,077	12.8%	W
Depreciation and amortization	302,919	321,197	(18,278)	5.7%	B
Taxes other than income taxes	94,511	84,851	9,660	11.4%	W
Other expenses	25,893	12,445	13,448	108.1%	W

Total	1,749,493	1,641,852	107,641	6.6%	W

Operating Income	415,514	394,076	21,438	5.4%	B

Other
Allowance for equity funds used during construction	2,859	11,194	(8,335)	74.5%	W
Other income	50,653	13,886	36,767	264.8%	B
Other expense	(14,444)	(15,079)	635	4.2%	B

Total	39,068	10,001	29,067	290.6%	B

Interest Expense
Interest charges	144,645	151,332	(6,687)	4.4%	B
Capitalized interest	(13,537)	(24,061)	10,524	43.7%	W

Total	131,108	127,271	3,837	3.0%	W

Income From Continuing Operations Before Income Taxes	323,474	276,806	46,668	16.9%	B
Income Taxes	117,574	96,054	21,520	22.4%	W

Income From Continuing Operations	205,900	180,752	25,148	13.9%	B
Income from Discontinued Operations
Net of Income Tax Expense	3,566	10,736	(7,170)	66.8%	W

Net Income	$209,466	$191,488	$17,978	9.4%	B

Weighted-Average Common Shares Outstanding — Basic	91,322	91,262	60	0.1%
Weighted-Average Common Shares Outstanding — Diluted	91,430	91,432	(2)	0.0%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$2.25	$1.98	$0.27	13.6%	B
Net Income — Basic	$2.29	$2.10	$0.19	9.0%	B
Income From Continuing Operations — Diluted	$2.25	$1.98	$0.27	13.6%	B
Net Income — Diluted	$2.29	$2.09	$0.20	9.6%	B

Certain prior year amounts have been restated to conform to the 2004 presentation.

B — Better
W — Worse